Exhibit 4.3

EXECUTION COPY

SUN MERGER SUB, INC.,

(to be merged with and into Smithfield Foods, Inc.)

as Issuer

$400,000,000

5.875% Senior Notes due 2021

INDENTURE

Dated as of July 31, 2013

U.S. Bank National Association,

as Trustee

i

EXHIBIT A-1	Form of the Note
EXHIBIT A-2	Form of Regulation S Temporary Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Supplemental Indenture to be Delivered by Subsidiary Guarantors

INDENTURE (this “Indenture”), dated as of July 31, 2013, between SUN MERGER SUB, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the “Company” or “Merger Sub”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the creation of an issue of $400,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (the “Initial Notes”). The Initial Notes and any Additional Notes, if and when issued, shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase (the Initial Notes and any Additional Notes, collectively referred to herein as the “Notes”);

WHEREAS, the Initial Notes are to be issued to partially fund the merger of Merger Sub with and into Smithfield Foods, Inc., a Virginia corporation (“Smithfield”), with Smithfield as the surviving corporation (the “Merger”) pursuant to the Merger Agreement (as defined herein);

WHEREAS, upon consummation of the Merger, it is anticipated that Smithfield will assume, by supplemental indenture, all of the obligations of Merger Sub under the Notes and this Indenture;

WHEREAS, the net proceeds of the offering of the Initial Notes will be held in escrow for the benefit of the Holders (as defined herein) until released pursuant to the terms of the Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), by and among Merger Sub, the Trustee and U.S. Bank National Association, as escrow agent (the “Escrow Agent”);

WHEREAS, the Initial Notes will be subject to a Special Mandatory Redemption (as defined below) if the Company fails to timely satisfy certain conditions, including the consummation of the Merger; and

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of the Holders, as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.01. Definitions.

For all purposes of this Indenture and any Notes issued hereunder:

“144A Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Rule 144A.

“2018 Notes” means the Company’s 5.250% Senior Notes due 2018 first issued by the Company contemporaneously with the Initial Notes described in this Indenture.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means: (i) any property or assets (other than working capital) to be used by the Company or a Restricted Subsidiary in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary, or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii) of this definition, such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Notes” means any additional Notes issued under this Indenture in accordance with the terms hereof, including Sections 2.01(d) and 4.07, from time to time after the Issue Date.

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any Person who is a director or officer (a) of such Person, (b) any Subsidiary of such Person or (c) any Person described in clause (i) above. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means with respect to any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on August 1, 2016 plus (2) all required remaining scheduled interest payments due on such Note through August 1, 2016 (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note, in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer, redemption, tender or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear or Clearstream that apply to such transfer or exchange.

“Asset Disposition” means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Company or any of its Subsidiaries otherwise permitted under this Indenture), other than:

(i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) a disposition of assets held for resale in the ordinary course of business;

(iii) the sale of Temporary Cash Investments in the ordinary course of business;

(iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business;

(v) for purposes of Section 4.11 only, a disposition subject to Section 4.08;

(vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) in any transaction or series of related transactions does not exceed $10.0 million;

(vii) any disposition of assets pursuant to and in accordance with the provisions of Section 4.13 or Article V;

(viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with Section 4.08;

(ix) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(x) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(xi) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(xii) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(xiii) foreclosures, condemnations or any similar actions on assets; and

(xiv) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors with respect to the relevant matter.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a company to have been duly adopted by the board of directors of such company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Company’s and its Restricted Subsidiaries’ accounts receivable at such date and (ii) 80% of the net book value of the Company’s and its Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Foreign Borrowing Base that would be necessary to be included in the Foreign Borrowing Base in order to Incur the aggregate principal amount of Indebtedness in excess of $450.0 million outstanding under Section 4.07(b)(ix) on the date of determination shall be excluded from any calculation of the Borrowing Base.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City or Atlanta, Georgia.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

“Change of Control” means the occurrence of any of the following events:

(i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the Company’s assets on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than one or more Permitted Holders;

(ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock (or its successor by merger, consolidation or purchase of all or substantially all of its assets); or

(iii) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Clearstream” means Clearstream Banking, Société Anonyme, and any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the Preamble.

“Company Order” means a written request or order signed on behalf of the Company by an Officer, and delivered to the Trustee.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available; to

(ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four consecutive fiscal quarters;

provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable to the assets that are the subject of such Asset Disposition for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the

Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act and (2) adjustments calculated to give effect to any Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense (excluding (w) amortization of deferred financing fees and debt issuance costs, (x) debt discount (other than discounts that accrete by the terms of such instrument), (y) capitalized interest and (z) any non-cash interest expense attributable to the amortization of the discount attributable to the equity component of convertible debt securities) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

(i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt;

(ii) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(iii) net losses associated with Hedging Obligations (or minus net gains associated with Hedging Obligations) with respect to interest rates;

(iv) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

(v) all cash dividends or other distributions paid or accrued on any series of Disqualified Stock; and

(vi) Receivables Fees. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, without duplication, the consolidated net income (loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Company has funded such net loss;

(ii) solely for the purpose of determining the amount available for Restricted Payments under clause 3(B) of Section 4.08(a), any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clauses (iii) through (v) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent the Company has funded such net loss;

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; provided that this clause (iii) shall not be applicable with respect to calculating the amount of Consolidated Net Income in clause (3)(B) of Section 4.08(a);

(iv) any extraordinary gain or loss; and

(v) the cumulative effect of a change in accounting principles.

“Corporate Trust Office” means the designated office of the Trustee at which, at any particular time, its corporate trust business shall be administered (which office at the Issue Date (x) for payment of the principal of, premium, if any, and interest on the Notes and exchange or transfer of the Notes is located at 60 Livingston Avenue, 1st Floor: Bond Drop Window, St. Paul, Minnesota 55107 and (y) for receipt of notices and all other matter is located at Two Midtown Plaza, 1349 W. Peachtree Street, NW, Suite 1050, Atlanta, Georgia 30309), or such other address as the Trustee may designate from time to time by notice to the Company or the principal corporate office of any successor trustee (or such other address as a successor trustee may designate from time to time by notice to the Company).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt Facility” or “Debt Facilities” means one or more debt facilities (including, without limitation, the Inventory Revolver and the Rabobank Term Loan) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders and whether provided under the Inventory Revolver or the Rabobank Term Loan, or any other credit agreement or other agreement or indenture).

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means certificated securities substantially in the form of Exhibit A-1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.11 and 4.13 of this Indenture and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to Sections 4.11 and 4.13 of this Indenture.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in calculating such Consolidated Net Income:

(i) income tax expense;

(ii) Consolidated Interest Expense;

(iii) depreciation expense;

(iv) amortization of intangibles and impairment charges recorded in connection with the application of Accounting Standards Codification 380—Intangibles—Goodwill and Other;

(v) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(vi) any non-cash gains and losses due solely to fluctuations in currency values in accordance with GAAP;

(vii) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to any consummated acquisition (including the Transactions) and any increase in amortization or depreciation or other non-cash charges resulting therefrom and any write-off of any amounts thereof, net of taxes;

(viii) any fees, charges, costs and expenses incurred in connection with the Transactions;

(ix) any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(x) any net after-tax effect of non-recurring or unusual gains or losses, charges or expenses (including relating to any multi-year strategic initiatives);

(xi) losses, charges and expenses attributable to disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations;

(xii) losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Board of Directors; and

(xiii) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges recorded in any prior period); provided that if any Restricted Subsidiary is not directly or indirectly owned 100% by the Company, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned directly or indirectly by the Company on the last day of such period by the Company divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company (excluding Disqualified Stock), other than (1) public offerings with respect to the Company’s Common Stock registered on Form S-8 and (2) issuances to any Subsidiary of the Company.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in the Preamble.

“Escrow Funds” means the funds as set forth in the Escrow Agreement, consisting of the gross proceeds of the offering of the Initial Notes and an additional amount of cash that, when taken together with the gross proceeds of the Initial Notes, is sufficient to redeem the Initial Notes and the 2018 Notes at 100% of their aggregate principal amount and pay interest thereon to, but excluding, December 6, 2013.

“Escrow Property” has the meaning set forth in Section 3.08.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing 2017 Notes” means Smithfield’s 7.75% Senior Notes due 2017.

“Existing 2022 Notes” means Smithfield’s 6.625% Senior Notes due 2022.

“Fiscal Year” means the fiscal year of the Company ending on the Sunday closest to April 30 of each year or such other fiscal year as may be determined by the Company and the Board of Directors and of which the Trustee shall receive written notice pursuant to this Indenture.

“Foreign Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Company’s Foreign Subsidiaries’ accounts receivable at such date, (ii) 80% of the net book value of the Company’s Foreign Subsidiaries’ inventories at such date, and (iii) 60% of the net book value of the Company’s Foreign Subsidiaries’ property, plant and equipment at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable, inventories and property, plant and equipment of an acquired business may be included if such acquisition has been completed on or prior to the date of determination); provided that an amount of accounts receivable and inventory of the kind included in the definition of Borrowing Base that would be necessary to be included in the Borrowing Base in order to Incur the aggregate amount of Indebtedness in excess of $2,250.0 million outstanding under clause (b)(i) of Section 4.07 on the date of determination shall be excluded from any calculation of the Foreign Borrowing Base.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after adoption of International Financial Reporting Standards (“IFRS”) by the Company for its financial statements and reports for all financial reporting purposes, the Company may elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that

(1) any such election once made shall be irrevocable (and shall only be made once);

(2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS;

(3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date;

(4) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 4.08 or any Incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.07 (or any other action conditioned on the Company having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under this Indenture on the date made, Incurred or taken, as the case may be; and

(5) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. The Company shall give written notice of any election to the Trustee and the Holders within 15 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an Incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 hereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered in the Notes Register.

“Holdings” means United Global Foods (US) Holdings, Inc., a Virginia corporation.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services;

(v) all Capitalized Lease Obligations and Attributable Debt of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Company that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

“Indenture” has the meaning set forth in the Preamble.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the Preamble.

“Initial Purchaser” means Morgan Stanley & Co. LLC.

“interest” means, with respect to the Notes, interest on the Notes (regardless of whether so stated).

“Interest Payment Date” means February 1 and August 1 of each year to Stated Maturity.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“IntraLinks” means the digital internet workspace located at http://www.intralinks.com.

“Inventory Revolver” means the Second Amended and Restated Credit Agreement dated as of June 9, 2011 among Smithfield, the subsidiaries of Smithfield party thereto, the lenders parties thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent (or its successor in such capacity), as amended on January 31, 2013, as it may be further amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Inventory Revolver or one or more other credit or other agreements or indentures).

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.08, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

“Investment Grade Status,” with respect to the Company, shall occur when the Notes receive a rating of “BBB-” or higher from S&P and a rating of “Baa3” or higher from Moody’s.

“Issue Date” means July 31, 2013.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

“Merger” has the meaning set forth in the Preamble.

“Merger Agreement” means the Agreement and Plan of Merger dated as of May 28, 2013, by and among Smithfield, Parent and Merger Sub, pursuant to which Parent will acquire Smithfield by virtue of the merger of Merger Sub with and into Smithfield, with Smithfield surviving the merger.

“Merger Sub” has the meaning set forth in the Preamble.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition); provided, however, that, in the cases of clauses (iv) and (v), upon reversal of any such reserve or the termination of any such escrow, Net Available Cash shall be increased by the amount of such reversal or any portion of funds released from escrow to the Company or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Indebtedness” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) is liable or provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (b) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning set forth in the Preamble.

“Offering Memorandum” means the final offering memorandum, dated July 19, 2013, relating to the Initial Notes.

“Officer” means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Company or any other person of the Company having substantially the same responsibilities as the aforementioned officers.

“Officer’s Certificate” means a certificate signed by one Officer or that otherwise meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Shuanghui International Holdings Limited, a corporation formed under the laws of the Cayman Islands.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to the Depositary, shall include Euroclear and Clearstream).

“Permitted Holders” means any of Rise Grand Group Ltd., CDH Shine Limited, CDH Shine II Limited, CDH Shine III Limited and CDH Shine IV Limited and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates (but not including any portfolio company of any of the foregoing) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons, collectively, have beneficial ownership of more than 50% of the Voting Stock of the

Company or any of its direct or indirect parent companies held by such group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) securities received as consideration in Asset Dispositions made in compliance with Section 4.11 with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a)(ii) of Section 4.11;

(6) Investments in existence on the Issue Date (but not in excess of the amount of such Investments in existence on the Issue Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value);

(7) any Investment in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or Capital Stock;

(8) Investments consisting of loans and advances to, or guarantees of Indebtedness of, officers, directors and employees in an amount not to exceed $10.0 million at any time outstanding;

(9) any Investment (x) acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other

Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Company or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Hedging Obligations permitted under Section 4.07;

(11) Investments of a Restricted Subsidiary of the Company acquired after the date of the Merger or of an entity merged into or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 5.01 after the date of the Merger to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(12) guarantees of Indebtedness permitted to be incurred under Section 4.07;

(13) intercompany current liabilities owed by Unrestricted Subsidiaries or joint ventures to the Company or any Restricted Subsidiary, incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries; and

(14) additional Investments in a Related Business since the Issue Date having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) since the Issue Date that are at that time outstanding, not to exceed 20% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries at the time of determination.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness Incurred pursuant to clause (b)(i) of Section 4.07;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such instruments do not secure the payment of Indebtedness;

(6) encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (excluding Liens permitted under clause (1));

(14) Liens on property, shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property, shares of stock or other assets owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes and any Subsidiary Guarantees;

(18) Liens securing Indebtedness incurred after the Issue Date and any Refinancing Indebtedness relating thereto (excluding any Liens securing any other Indebtedness Incurred after the Issue Date permitted under other clauses hereof) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $500.0 million and (y) 7.0% of Total Assets determined as of the date of the Incurrence of such Indebtedness;

(19) Liens securing Refinancing Indebtedness (other than Liens Incurred under clauses (1) and (18) above) incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20) Liens of the Escrow Agent on the Escrow Property and any Lien contemplated under the Escrow Agreement;

(21) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(22) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(24) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(25) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(26) Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under clause (b)(ix) of Section 4.07.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the net reduction in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs, operating improvements or synergies had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four quarter period in order to achieve such reduction in costs, operating improvements or synergies. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by an Officer’s Certificate delivered to the Trustee from the Company’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Rabobank Letter of Credit” means the irrevocable standby letter of credit for Smithfield’s account and for the benefit of Merger Sub in a face amount of $750.0 million issued pursuant to the Letter of Credit Agreement, dated as of July 12, 2013, between Smithfield and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch as the issuer, as amended from time to time.

“Rabobank Term Loan” means the Amended and Restated Credit Agreement dated as of August 31, 2012 among Smithfield, the lenders party thereto, the co-documentation agents party thereto, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch, as Administrative Agent, as amended on January 31, 2013, and as it may be further amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Rabobank Term Loan or one or more other credit or other agreements or indentures).

“Receivables Entity” means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors (as provided below) as a Receivables Entity:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction or a factoring or similar agreement, including any such amounts paid by discounting the face amount of receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Record Date” means, with respect to an applicable Interest Payment Date January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinances” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that

(i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness; and

(iv) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms (taken as a whole) at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (as determined in good faith by the Board of Directors); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-2 hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(f)(iii).

“Related Business” means any business which is the same as or related, complementary or ancillary to any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer, assistant trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by any of the aforementioned officers and also means, with respect to a particular corporate trust matter, any other officer to whom any such matter is referred because of such Person’s knowledge of and familiarity with the particular subject; and provided such Persons shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Facility” means the Amended and Restated Credit and Security Agreement dated as of January 31, 2013 among Smithfield Receivables Funding LLC, as borrower, Smithfield, as servicer, the lenders parties thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as administrative agent and letter of credit issuer (or its successor in such capacity), as amended on May 31, 2013, as it may be further amended, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Securitization Facility or one or more other credit or other agreements or indentures).

“Senior Management” means with respect to the Company or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

“Significant Subsidiary” means any Restricted Subsidiary that is a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Smithfield” has the meaning set forth in the Preamble.

“S&P” means Standard & Poor’s Ratings Services, a part of McGraw Hill Financial, Inc., and its successors.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

“Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, limited liability company, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto.

“Subsidiary Guarantor” means any Restricted Subsidiary that has issued a Subsidiary Guarantee under this Indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with the terms of this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Temporary Cash Investments” means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or (y) of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s, (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or Investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended, (vii) Investments in Indebtedness or Preferred Stock issued by Persons with a rating of at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and (viii) Investments in investment funds investing 95% of their assets in securities of the type described in clauses (i)-(v) above.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent published balance sheet of such Person, determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” means the transactions contemplated by the Merger Agreement, the issuance of the Initial Notes and the 2018 Notes, the refinancing of certain existing Indebtedness of Smithfield, the amendments to the Securitization Facility, Inventory Revolver and Rabobank Term Loan entered into in contemplation of the Merger and the related transactions, financings and refinancings, and all fees and expenses relating thereto incurred by all parties to the Merger Agreement and their respective Affiliates.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Federal Reserve Statistical Release H. 15(519) is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2016; provided, however, that if the period from the Redemption Date to August 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to August 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A-1 hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that does not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with this Indenture); provided that (i) such designation would be permitted under Section 4.08, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Company or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under Section 4.07(a) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Person” has the meaning ascribed thereto in Rule 902 under the Securities Act.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, 80% or more of the Capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by the Company.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.12
“Announced Asset Disposition”	4.11
“Authentication Order”	2.02
“Change of Control Offer”	4.13
“Change of Control Payment Date”	4.13
“covenant defeasance option”	8.01
“Escrow Property”	3.08
“Event of Default”	6.01
“Excess Proceeds”	4.11
“legal defeasance option”	8.01
“Note Amount”	4.11
“Note Register”	2.03
“Offer”	4.11
“Offer Amount”	4.11
“Offer Period”	4.11
“Pari Passu Offer”	4.11
“Paying Agent”	2.03
“Purchase Date”	4.11
“Redemption Date”	3.07
“Redemption Deadline”	3.08
“Registrar”	2.03
“Restricted Payment”	4.08
“Special Mandatory Redemption”	3.08
“Successor Company”	5.01
“Successor Guarantor”	5.02

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means “including without limitation”;

(e) “will” shall be interpreted to express a command;

(f) words in the singular include the plural and words in the plural include the singular;

(g) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(h) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(i) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(j) each reference to “Indenture” in this Indenture shall mean the provisions of this Indenture and future amendments and supplements hereto, applicable to the Notes and exclusive of amendments and supplements that relate to future issuances of other series of securities issued at a later date under this Indenture; and

(k) the terms “above”, “below”, “hereof”, “herein”, “hereby”, “hereto”, “hereunder” and “herewith” refer to this Indenture.

SECTION 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date, if there is to be a record date, shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is the Holder of a Global Note, including the Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Company may, at its option, fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE II

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage in addition to those provided for in Exhibit A hereto. Each Note shall be dated the date of its authentication. The Notes shall be in minimum amounts of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) Global Notes.

(i) Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(ii) Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to Section 2.06 and the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel such Regulation S

Temporary Global Note. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as provided in this Indenture.

(c) Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Terms. The aggregate principal amount of Initial Notes that may be authenticated and delivered under this Indenture on the Issue Date is $400,000,000, and the aggregate amount of Additional Notes that may be authenticated and delivered under this Indenture is unlimited (so long as not otherwise prohibited by the terms of this Indenture, including Section 4.07). With respect to any Additional Notes, the Company shall set forth in (1) a resolution of the Board of Directors and (2) (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C) whether such Additional Notes shall be either Restricted Definitive Notes or Restricted Global Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.02, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, voting, waivers, amendments, redemptions and offers to purchase.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Offer as provided in Section 4.11 or a Change of Control Offer as provided in Section 4.13. The Notes shall not be redeemable, other than as provided in Article III.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in a Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto, as the case may be, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a Company Order directing authentication (an “Authentication Order”), authenticate and deliver the Initial Notes specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

SECTION 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by the procedures of the Depositary or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) of this Section 2.03. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes. The Trustee shall also act as Custodian for the Depositary with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it relating to the Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any Event of Default under Section 6.01(7) or (8), the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days; (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary shall have requested the issuance of Definitive Notes; or (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; provided, however, that the Regulation S Temporary Global Note may not be exchanged for Definitive Notes prior to (1) the expiration of the Restricted Period and (2) the receipt by the Registrar of any certificates required by Rule 903(b)(3)(ii)(B) of the Securities Act. Upon the occurrence of any of the preceding events in subclauses (i), (ii) or (iii) of this Section 2.06(a), Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in subclauses (i), (ii) or (iii) of this Section 2.06(a) and pursuant to Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) of this Section 2.06(b) below, as applicable, as well as one or more of the other following subparagraphs of this Section 2.06(b), as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in a Global Note that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) if permitted under Section 2.06(a), a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(iii) Transfer of Beneficial Interests in any Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (1) and (2) above, if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(b)(iv), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

Beneficial interests in an Unrestricted Global Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i), (ii) or (iii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06 (c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subclause (i), (ii) or (iii) of Section 2.06(a) and if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subclause (i), (ii) or (iii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of, in the case of clause (A) of this Section 2.06(d)(i), the applicable Restricted Global Note, in the case of clause (B) of this Section 2.06(d)(i), the applicable 144A Global Note, and in the case of clause (C) of this Section 2.06(d)(i), the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a written request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount pursuant to Section 2.06(g) the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) of this Section 2.06(d) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon written request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a written request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraphs (B) and (C) and of this Section 2.06(f)(i), each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S GLOBAL NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) or (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION

TERMINATION DATE. [IN THE CASE OF REGULATION S GLOBAL NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(g) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and, if the Registrar and the Trustee are not the same entity, notice to the Trustee of such exchange or transfer of an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, the aggregate principal amount of such other Global Note shall be increased in a corresponding amount pursuant to this Section 2.06(g) and if the Registrar and the Trustee are not the same entity, notice to the Trustee of such exchange or transfer of an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s written request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.08, 4.11, 4.13 and 9.04).

(iii) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of the sending of a notice of redemption of Notes for redemption under Section 3.03 and ending at the close of business on the day such notice was sent, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Offer in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically (in PDF format).

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Trustee agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, the Registrar and the Paying Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. At the Company’s request, such Holder shall reimburse the Company for its expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07 is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company or an Affiliate thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the pledged Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a special record date, which may be after the existing Record Date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date and in any event at least

20 days before such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send or cause to be sent, via electronic transmission or by first class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices, including notices of redemption, exchange or offers to purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any related redemption, exchange or offers to purchase shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers. Additional Notes issued under this Indenture may have the same or differing CUSIP or ISIN numbers as those given to the Initial Notes.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 15 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

SECTION 3.02. Selection of Notes to Be Redeemed. In the case of any partial redemption, the Trustee shall select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are issued, or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and reasonable, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 3.03. Notice of Redemption.

The Company shall send or cause to be sent by electronic delivery or first-class mail notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof.

The notice shall identify the Notes (including the CUSIP and ISIN numbers) to be redeemed and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note;

(d) any conditions to the redemption and the related statements in accordance with the last paragraph of this Section 3.03;

(e) the name and address of the Paying Agent;

(f) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(g) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(h) the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, at least 15 days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

In connection with any redemption of Notes (including with funds in an equal aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including but not limited to the occurrence of a Change of Control or the completion of an Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price, subject to one or more conditions precedent to the extent permitted under this Indenture. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Company shall deposit or cause to be deposited with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Payment of the redemption price and performance of the Company’s obligations in connection with any redemption may be performed by another Person.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Definitive Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Definitive Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption. On and after August 1, 2016, the Company may redeem the Notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to the date of redemption (the “Redemption Date”) (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Percentage
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

Prior to August 1, 2016, the Company may, at its option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 105.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the original aggregate principal amount of Notes issued under this Indenture and the original principal amount of any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

In addition, at any time prior to August 1, 2016, the Notes may be redeemed by the Company, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If the optional Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.08. Escrow of Proceeds; Special Mandatory Redemption; Collateral.

(a) On or prior to December 6, 2013 (the “Redemption Deadline”) and upon delivery to the Escrow Agent of an Officer’s Certificate of Merger Sub certifying that:

(i) all conditions to the closing of the Merger as set forth in the Merger Agreement (other than those conditions which by their terms are only capable of being satisfied at closing, but subject to the satisfaction or written waiver of those conditions so long as such waiver is not materially adverse to the Holders) have been or will be at closing satisfied or waived;

(ii) the Merger will be consummated on substantially the terms described in the Offering Memorandum substantially concurrently with the release of Escrow Funds;

(iii) the Escrow Funds will be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum; and

(iv) contemporaneously with the release of the Escrow Funds and consummation of the Merger, Smithfield shall assume, by supplemental indenture or joinder, as applicable, all of the obligations of Merger Sub under the Notes, this Indenture, the 2018 Notes and the indenture governing the 2018 Notes, then, the Escrow Funds shall be released to the Company in accordance with the terms of the Escrow Agreement and used as described in “Use of Proceeds” in the Offering Memorandum.

(b) The Company shall grant the Trustee, for the benefit of the Holders of the Initial Notes, prior to the Merger, a first priority security interest in the Escrow Account, the Company’s rights in the Escrow Agreement and all Escrow Funds deposited therein (collectively, the “Escrow Property”) to secure the Initial Notes, including the Special Mandatory Redemption (as defined in Section 3.08(c)). Prior to the release of the Escrow Property, the Notes shall be secured solely by a pledge of the Escrow Property. After release of the Escrow Property, subject to the Notes being secured pursuant to Section 4.15, the Notes will be unsecured.

(c) Notwithstanding anything else contained in this Indenture to the contrary, if either (i) the Merger Agreement is terminated or (ii) the Merger has not been consummated on or prior to the date that is three Business Days prior to the Redemption Deadline, then the Company shall cause a notice of a Special Mandatory Redemption to be mailed, or sent to the Depositary in accordance with the Applicable Procedures, no later than the Business Day after the date of such termination or three Business Days prior to the Redemption Deadline in the event the Merger has not yet been consummated and the Notes shall be redeemed no later than three Business Days following the date of such notice. In the event that a Special Mandatory Redemption notice is provided because the Merger has not been consummated by the date that is three Business Days prior to the Redemption Deadline, such notice shall be revocable by the Company until 1:00 p.m. (Eastern time) on the Redemption Deadline upon consummation of the Merger and notice to the Trustee and Escrow Agent. If a valid revocation notice is not received by 1:00 p.m. (Eastern time) on the Redemption Deadline, then the Escrow Agent, pursuant to the Escrow Agreement, shall, without the requirement of notice to or action by the Company, or any other person, promptly release the Escrowed Funds to the Trustee to redeem the Notes on the Redemption Deadline, at 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date (which date will, in any event, not be later than the Redemption Deadline) (the “Special Mandatory Redemption”). Following the making of such Special Mandatory Redemption, any funds that remain in the Escrow Account shall, pursuant to the Escrow Agreement, be disbursed to the Company.

SECTION 3.09. Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes, other than as set forth above under Section 3.08; provided, however, under certain circumstances, the Company may be required to offer to purchase the Notes described under Sections 4.11 and 4.13. Except as provided under Sections 3.07 and 4.13(g), the Notes shall not be redeemable at the option of the Company. The Company may at any time and from time to time purchase the Notes in the open market otherwise.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Company shall pay principal of, premium, if any, and interest on the Notes, and the Notes may be exchanged or transferred, at the office or agency designated by the Company in the City of St. Paul, Minnesota (which initially will be the Corporate Trust Office of the Trustee in St. Paul, Minnesota), except that the Company may, at its option, pay interest on the Notes by check to Holders at their registered address as it appears in the Note Register; provided that the Company shall pay principal of, premium, if any, and interest on, Note in global form registered in the name of or held by the Depository or its nominee by wire in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Notes in global form. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by this Indenture.

Notwithstanding the foregoing, in any case where any Interest Payment Date, Redemption Date, Stated Maturity or other date of repurchase, redemption or payment of principal in respect of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or any Note or coupon other than a provision in the Notes of any series which specifically states that such provision shall apply in lieu of this Section 4.01), payment of principal (or premium, if any) or interest, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at the Stated Maturity or other date or repurchase, redemption or payment of principal in respect of the Notes; provided that (x) for scheduled payments of interest on February 1 and August 1, the amount of interest payable shall be equal to the amount payable on the scheduled Interest Payment Date and (y) with respect to the payment of interest in connection with Redemption Dates, and upon Stated Maturity or redemptions, repayments or other payments of principal, the amount of interest shall include interest up to such Redemption Date or Stated Maturity or to the date of such redemption, repurchase or other payment of principal in respect of the Notes, as the case may be.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 4.02. Maintenance of Office or Agency. The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03. Reports.

(a) So long as any Notes are outstanding, the Company shall furnish to the Trustee and the Holders:

(i) on or prior to the 90th day after the end of each Fiscal Year of the Company, (A) a consolidated balance sheet of the Company, as of the end of such Fiscal Year and the immediately preceding Fiscal Year, and the related consolidated statements of operations and retained earnings and of cash flows for such Fiscal Year, setting forth in comparative form consolidated figures for the immediately preceding two Fiscal Years, all such financial statements to be prepared in accordance with GAAP and audited by an independent registered public accounting firm of recognized national standing and accompanied by an opinion of such accountants; and (B) a management’s discussion and analysis disclosure substantially in the form required by Item 303(a) of Regulation S-K, promulgated by the SEC, as in effect as of the Issue Date except that the disclosure shall cover only those periods set forth in the financial statements delivered pursuant to clause (A) above;

(ii) on or prior to the 45th day after the end of each of the first three fiscal quarters in each Fiscal Year of the Company, (A) a consolidated balance sheet of the Company, as of the end of such fiscal quarter and the corresponding period of the preceding Fiscal Year, and the related consolidated statements of operations and of cash flows for such fiscal quarter and the then elapsed portion of such Fiscal Year, setting forth in comparative form consolidated figures for the corresponding periods of the preceding Fiscal Year, all such financial statements to be prepared in accordance with GAAP and accompanied by an Officer’s Certificate to the effect that such quarterly financial statements have been prepared in accordance with GAAP for interim financial reporting and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Company in accordance with GAAP subject to changes resulting from normal year-end audit adjustments and (B) a management’s discussion and analysis disclosure substantially in the form required by Item 303(b) of Regulation S-K, promulgated by the SEC, as in effect as of the Issue Date; and

(iii) information substantially similar to the information that would be required to be included in a Current Report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to file such reports) pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.02 (Termination of a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), Item 2.04 (Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), Item 2.06 (Material Impairments), Item 4.01 (Changes in Registrant’s Certifying Accountants), Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant) or clauses (a)(1), (b), (c)(1) and (d)(1) of Item 5.02 (Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers) of such form, within five business days of the date of the event requiring disclosure; provided, however, that no such information will be required to be furnished if the Company determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole.

In connection with this clause (a), the Company shall not be required to (1) comply with Section 302 and Section 404 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S-K under the Securities Act and (2) comply with Rule 3-09, 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

(b) The Company also shall provide the information described in paragraph (a) above to (i) beneficial owners of the Notes, (ii) any prospective investor that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) and (iii) any securities analyst reasonably acceptable to the Company, in each case, upon their written request. In addition, the Company shall, for so long as any Notes remain outstanding, furnish to such Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, as in effect on the Issue Date.

(c) Further, the Company shall conduct a conference call, with an opportunity for questions by the beneficial owners of the Notes, regarding its recent earnings results following the delivery of each quarterly and annual report described in paragraphs (a)(i) and (a)(ii) above, after giving advance notice thereof as to form, substance and timing which shall, in the Company’s reasonable determination, be consistent with those of entities subject to the Exchange Act.

(d) If the Company has designated any of its Significant Subsidiaries (or group of Subsidiaries that together would constitute a Significant Subsidiary) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph (a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(e) Notwithstanding the foregoing, the Company shall be deemed to have satisfied the reporting requirements referred to above if (x) the Company has filed reports containing such information with the SEC or (y) the Company has (i) made such information available on IntraLinks or any comparable password protected online data system and (ii) made readily available any password or other login information to the Trustee, the Holders and any such additional Persons set forth in paragraph (b) who have so requested in writing.

SECTION 4.04. Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from a principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year have been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has, during such fiscal year, kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default or an event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

SECTION 4.05. Reserved.

SECTION 4.06. Stay, Extension and Usury Laws.

The Company and each of the Subsidiary Guarantors, if any, covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Subsidiary Guarantors, if any, (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries, as set forth below, may Incur the following Indebtedness:

(i) (A) Indebtedness Incurred pursuant to Debt Facilities and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings) in an aggregate principal amount outstanding at any one time for Indebtedness Incurred under clauses (A) and (B) not to exceed the greater of (x) $2,250.0 million, less the aggregate amount of all permanent repayments of principal actually made under the Inventory Revolver since the Issue Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of Section 4.11 and (y) the Borrowing Base;

(ii) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, (A) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; (B) if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and (C) (x) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness ceasing to be held by the Company or a Restricted Subsidiary of the Company and (y) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (ii);

(iii) any Indebtedness (other than the Indebtedness described in clauses (i), (ii), (iv), (v), (vi) and (x) of this Section 4.07(b)) outstanding on the Issue Date, including the Existing 2017 Notes and the Existing 2022 Notes then outstanding, and any Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) of this Section 4.07;

(iv) the Incurrence of Indebtedness represented by the Initial Notes and the 2018 Notes on the Issue Date, and any Refinancing Indebtedness Incurred in respect of any such Indebtedness;

(v) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business;

(vii) Indebtedness (in addition to Indebtedness described in clauses (i) and (iii) of this paragraph (b) above) of the Company or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding, since the Issue Date, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (vii), not to exceed the greater of (x) $100.0 million and (y) 1.5% of Total Assets;

(viii) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary and after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (viii), either (A) the Company shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above, or (B) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries shall be equal to or greater than immediately prior to such acquisition;

(ix) Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (ix) since the Issue Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (ix), will not in the aggregate exceed the greater of (x) $450.0 million and (y) the Foreign Borrowing Base;

(x) (a) Indebtedness represented by the Subsidiary Guarantees, (b) Guarantees by the Company of Indebtedness of Restricted Subsidiaries Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Notes, (c) Guarantees by Subsidiary Guarantors of Indebtedness of the Company or any other Subsidiary Guarantor Incurred in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is Subordinated Indebtedness or Guarantor Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, and (d) Guarantees of Indebtedness Incurred pursuant to clause (i) of this Section 4.07.

(xi) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities, and reimbursement obligations related thereto, entered into in the ordinary course of business;

(xii) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xiv) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xv) Indebtedness incurred by the Company or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(xvi) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Debt Facility that is permitted to be Incurred under this Section 4.07, so long as such letter of credit has not been terminated, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xvii) Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xviii) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and

(xix) Indebtedness (in addition to Indebtedness described in clauses (i) through (xviii) of this Section 4.07) in an aggregate principal amount outstanding at any one time which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xix) since the Issue Date and then outstanding, together with any Refinancing Indebtedness with respect to any such Indebtedness Incurred under this clause (xix), shall not exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets.

(c) As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

(d) For purposes of determining compliance with this Section 4.07, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) of this Section 4.07 or could be Incurred in part under paragraph (a) of this Section 4.07, the Company, in its sole discretion, shall divide, classify or reclassify such item of Indebtedness on the Issue Date or on the date of Incurrence and may later divide, classify or reclassify such item of Indebtedness under paragraphs (a) or (b) of this Section 4.07 in any manner that complies with this Section 4.07 (for the avoidance of doubt, on the date of Incurrence or on any date of reclassification, the Company shall be permitted to Incur a portion of an item of Indebtedness under paragraph (a) of this Section 4.07 and the remainder under one or more clauses of paragraph (b) of this Section 4.07). Indebtedness outstanding on the Issue Date under the Inventory Revolver, the Securitization Facility and the Rabobank Term Loan shall be deemed initially Incurred on the Issue Date under clause (b)(i) of this Section 4.07.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.07, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.07 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.08. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock, as applicable, (including any payment in connection with any merger or consolidation involving the Company or its Restricted Subsidiaries) except: (x) dividends or distributions payable solely in Capital Stock of the Company, as applicable, (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company and (y) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and, if such Restricted Subsidiary is not directly or indirectly owned 100% by the Company, to its other stockholders on a pro rata basis);

(ii) purchase, redeem, retire or otherwise acquire for value any of the Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Guarantor Subordinated Indebtedness (other than (x) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Subsidiary Guarantor owing to and held by the Company or any other Restricted Subsidiary, (y) the redemption, purchase, repurchase or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (z) repayments following the occurrence of a default or event of default under an indenture or other agreement relating to Indebtedness); or

(iv) make any Restricted Investment in any Person,

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses (i) through (iv) being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result from the Restricted Payment);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of Section 4.07; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to April 29, 2013 would exceed the sum of, without duplication:

(A) $300.0 million;

(B) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on April 29, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which internal financial results are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(C) 100% of the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issuance or sale of its Capital Stock or other capital contributions subsequent to April 29, 2013 (other than (W) an issuance or sale of Capital Stock or capital contributions made in connection with the Transactions, (X) Disqualified Stock, (Y) an issuance or sale to a Subsidiary of the Company or (Z) an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise);

(D) the fair market value (as determined in good faith by the Board of Directors) of shares of the Company’s Qualified Stock issued to acquire Additional Assets from a third party;

(E) the sum of (i) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to April 29, 2013, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company (other than Disqualified Stock) (less the amount of any cash or other property (other than Capital Stock) distributed by the Company upon such conversion or exchange) and (ii) the aggregate net proceeds received by the Company (less any contingent amounts that the Company may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to April 29, 2013 of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

(F) the amount equal to the net reduction in Investments since April 29, 2013 in Unrestricted Subsidiaries resulting from (i) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, (ii) a distribution or dividend received by the Company or a Restricted Subsidiary of the Company from an Unrestricted Subsidiary, (iii) repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (iv) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses (i), (ii), (iii) and (iv), without duplication of any amounts included in Consolidated Net Income); and

(G) to the extent that any Restricted Investment that was made after April 29, 2013 is sold or otherwise liquidated or repaid, the lesser of (x) the net proceeds of such sale, liquidation or repayment and (y) the net book value of such Restricted Investment.

(b) The provisions of the foregoing paragraph (a) shall not prohibit:

(i) any purchase, defeasance or redemption of Capital Stock, Disqualified Stock or Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, the Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to one of the Company’s Subsidiaries or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the net proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(C) of Section 4.08(a);

(ii) (A) any purchase, defeasance or redemption of Subordinated Indebtedness or Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness or (B) any purchase, defeasance, or redemption of Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Indebtedness that, in each case, constitutes Refinancing Indebtedness; provided, however, that (x) any such Subordinated Indebtedness or Guarantor Subordinated Indebtedness is subordinated to the Notes or Subsidiary Guarantee, as the case may be, at least to the same extent as such Indebtedness so purchased or redeemed and (y) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iii) the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to a “change of control” or “asset sale” covenant set forth in the indenture or other agreement pursuant to which the same is issued and such “change of control” and “asset sale” covenants are substantially identical in all material respects to the comparable provisions included in this Indenture; provided that such repurchase, redemption or other acquisition or retirement for value shall only be permitted if all of the terms and conditions in such provisions have been complied with and such repurchases, redemptions or other acquisitions or retirements for value are made in accordance with such indenture or other agreement pursuant to which the same is issued; and provided further that the Company has repurchased all Notes required to be repurchased by the Company pursuant to the terms and conditions described in Section 4.11 or 4.13, as the case may be, prior to the repurchase, redemption or other acquisition or retirement for value of such Subordinated Indebtedness or Guarantor Subordinated Indebtedness pursuant to the “change of control” or “asset sale” covenant included in such indenture or other agreement; provided further that such repurchase, redemption or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;

(iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 4.08(a); provided, however, that such dividends shall be included in subsequent calculations of the amount of Restricted Payments;

(v) any repurchase of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in subsequent calculations of the amount of Restricted Payments;

(vi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided, however, that such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments;

(vii) Restricted Payments by the Company or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Company or any Restricted Subsidiary from an employee of the Company or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business; provided, however, that the aggregate amount of Restricted Payments made under this clause (vii) shall not exceed $10.0 million in any Fiscal Year (with any unused amounts in any Fiscal Year carried over to the immediately succeeding Fiscal Year subject to a maximum of $20.0 million in any Fiscal Year); provided further that such payments shall be excluded in subsequent calculations of the amount of Restricted Payments;

(viii) the declaration and payment of dividends or distributions by the Company or a Restricted Subsidiary to, or the making of loans or advances to, Holdings in amounts required for Holdings to pay franchise, excise and similar taxes, and other fees, taxes and expenses required to maintain its corporate or other legal existence, and general corporate operating, administrative, compliance and overhead costs and expenses of Holdings to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; provided, however, that such dividends, distributions, loans or advances shall be excluded in subsequent calculations of the amount of Restricted Payments;

(ix) the declaration and payment of dividends on the Company’s Common Stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s Common Stock), following the first public offering of the Company’s Common Stock or the Common Stock of any direct or indirect parent company of the Company after the date of consummation of the Merger, of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s Common Stock registered on Form S-4 or Form S-8; provided, however, that such dividends shall be excluded in subsequent calculations of the amount of Restricted Payments;

(x) the repurchase, redemption or other acquisition for value of Capital Stock of the Company representing fractional shares of such Capital Stock in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving the Company; provided, however, that such repurchases, redemptions or other acquisitions for value shall be excluded in subsequent calculations of the amount of Restricted Payments; and

(xi) Restricted Payments that are made in connection with the Transactions, including any payments to holders of Capital Stock of Smithfield in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto; provided, however, that such Restricted Payments shall be excluded in subsequent calculations of the amount of Restricted Payments.

(c) The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time pursuant to this Section 4.08 or the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above paragraphs (a) or (b) of this Section 4.08 or Permitted Investment described in the definition thereof, the Company and its Restricted Subsidiaries, in their sole discretion, may divide, classify or reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this Section 4.08 and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.08 or of the definition of “Permitted Investment” to which such Restricted Payment or Permitted Investment has been classified or reclassified.

SECTION 4.09. Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless: (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by an Officer’s Certificate signed by members of Senior Management and delivered to the Trustee) of the property subject to such transaction; (2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Debt in respect of such Sale/Leaseback Transaction pursuant to Section 4.07; (3) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 4.15; and (4) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of this Indenture described in Section 4.11 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 4.11.

SECTION 4.10. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary (it being understood that the priority of Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such sales, leases and transfers shall not include any type of sale, lease or transfer described in clause (i) or (ii) above); except:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including pursuant to the Notes, this Indenture, the 2018 Notes and the indenture governing the 2018 Notes, the Inventory Revolver, the Securitization Facility, the Rabobank Term Loan, the Rabobank Letter of Credit, the Existing 2017 Notes and the Existing 2022 Notes;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock of or Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock issued or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing, refunding or replacement of Indebtedness Incurred pursuant to an agreement referred to in the preceding clauses (1) or (2) or this clause (3) or contained in any amendment, restatement, modification, renewal, supplement, rewriting, replacement or refinancing of an agreement referred to in the preceding clauses (1) or (2) or this clause (3); provided, however, that the encumbrances and restrictions contained in any such agreement are not materially less favorable to the Holders, taken as a whole, than the original encumbrances and restrictions contained in such agreements (as determined in good faith by the Board of Directors);

(4) in the case of clause (iii) of this Section 4.10, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or Capital Stock in the owner of such property or in any Subsidiary of the Company that directly or indirectly owns Capital Stock in such owner and (D) ordinary course provisions restricting the assignability of contracts;

(5) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(7) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(8) any encumbrance or restriction pursuant to other Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred in accordance with this Indenture; provided that such encumbrances or restrictions (i) will not materially affect the Company’s ability to make anticipated principal and interest payments on (x) the Notes (as determined in good faith by the Board of Directors) or (y) other Indebtedness of a Subsidiary Guarantor, in each case, permitted to be Incurred pursuant to the provisions of Section 4.07; and (ii) is not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Board of Directors);

(9) customary provisions in joint venture agreements and other similar agreements (including stockholder agreements) relating solely to such joint venture or entered into in the ordinary course of business;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (iii) above on the property subject to such lease, license, contract or other similar agreement;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) customary provisions in operating or other similar agreements, asset sale agreements, and stock sale agreements entered into in connection with such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(13) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(14) any restriction created by operation of applicable law or any applicable rule, regulation or order.

SECTION 4.11. Limitation on Sales of Assets. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) (as determined in good faith by the Company’s management, or if such Asset Disposition involves consideration in excess of $100.0 million, by a resolution of the Board of Directors set forth in an Officer’s Certificate delivered to the Trustee) of the assets subject to such Asset Disposition;

(ii) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Temporary Cash Investments (except such requirement of cash or Temporary Cash Investments shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officer’s Certificate delivered to the Trustee); and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) as follows (it being understood that actions under clause (B) may occur prior to actions under clause (A)):

(A) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Stock, Subordinated Indebtedness and Guarantor Subordinated Indebtedness) (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition;

(B) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; provided that, at the option of the Company, to the extent that the Company or such Restricted Subsidiary has (x) at or before the consummation of an acquisition of Additional Assets, announced its intention to make an Asset Disposition in connection with such acquisition (an “Announced Asset Disposition”) and (y) consummated such acquisition of Additional Assets during the period six months prior to the consummation of the Announced Asset Disposition, then the Company or such Restricted Subsidiary may deem the Net Available Cash from such Announced Asset Disposition to be reinvested for purposes of determining compliance with this clause (B) to the extent of the investment in such Additional Assets;

(C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Notes and Pari Passu Indebtedness (including, without limitation, the Rabobank Term Loan, the 2018 Notes, the Existing 2017 Notes and the Existing 2022 Notes) with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount), plus accrued and unpaid interest, if any, thereon to the purchase date; and

(D) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

(b) Notwithstanding the foregoing provisions of this Section 4.11, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.11 except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not yet applied in accordance with this Section 4.11 exceeds $25.0 million.

(c) In the case of clause (a)(iii)(B) above, a binding commitment shall be treated as a permitted application of the Net Available Cash from the date of such commitment; provided that (A) such Net Available Cash is applied to acquire Additional Assets within 540 days of the Asset Disposition and (B) in the event such binding commitment is later canceled or terminated for any reason before such Net Available Cash is so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Available Cash by entering into another binding commitment within 90 days of such cancellation or termination of the prior binding commitment and applying the Net Available Cash within 180 days of such subsequent binding commitment; provided further that the Company or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Disposition.

(d) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 4.11(a)(iii)(C), the Company shall be required to apply such Excess Proceeds (as defined below) to the repayment of the Notes and any other Pari Passu Indebtedness (including, without limitation, the Rabobank Term Loan, the 2018 Notes, the Existing 2017 Notes and the Existing 2022 Notes) outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company shall make an offer to purchase (an “Offer”) within ten days of such time from all Holders in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture with respect to the Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company for use in accordance with clause (a)(iii)(D) above. The Company shall not be required to make an Offer for Notes pursuant to this Section 4.11 if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) (“Excess Proceeds”) is less than $25.0 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(e) For the purposes of this Section 4.11, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company (other than Disqualified Stock or Subordinated Indebtedness) or Indebtedness of any Restricted Subsidiary (other than Guarantor Subordinated Indebtedness) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash and (z) any Designated Non-Cash Consideration received by the Company or any of the Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value (as determined in good faith by management of the Company, or if such Asset Disposition involves consideration in excess of $100.0 million, by a resolution of the Board of Directors), taken together with all other Designated Non-Cash Consideration pursuant to this clause (z) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value). Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to paragraph (a) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

(f) (i) Promptly, and in any event within 10 days after the Company is required to make an Offer, the Company shall deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorating as hereinafter described in the event the Offer is oversubscribed) in denominations of $2,000, or integral multiples of $1,000 in excess thereof, of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”).

(ii) Not later than the date upon which such written notice of an Offer is delivered to the Trustee and the Holders, the Company shall deliver to the Trustee an Officer’s Certificate setting forth (A) the amount of the Offer (the “Offer Amount”), (B) the allocation of the Net Available Cash from the Asset Dispositions as a result of which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.11. Upon the expiration of the period (the “Offer Period”) for which the Offer remains open, the Company shall deliver to the Trustee for cancellation the Securities or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price of the Notes tendered by such Holder to the extent such funds are available to the Trustee.

(iii) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice prior to the expiration of the Offer Period. Each Holder shall be entitled to withdraw its election if the Trustee or the Company receives, not later than one Business Day prior to the expiration of the Offer Period, a facsimile transmission or overnight mail from such Holder setting forth the name of such Holder, the principal amount of the Security or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.11 by virtue of such conflict.

SECTION 4.12. Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Company (an “Affiliate Transaction”) on terms that:

(i) are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $50.0 million, is not in writing and has not been approved or negotiated and entered into on behalf of the Company or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (i) above).

In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $100.0 million shall also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate or (ii) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b) The provisions of Section 4.12(a) shall not prohibit:

(i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to Section 4.08;

(ii) the performance of the Company’s or its Restricted Subsidiary’s obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

(iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Board of Directors or Senior Management (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) and entered into in the ordinary course of business;

(iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Board of Directors or Senior Management;

(v) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(vi) transactions effected as part of a Qualified Receivables Transaction;

(vii) any issuance by the Company of Capital Stock (other than Disqualified Stock);

(viii) payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Board of Directors in the ordinary course of business, and loans or advances to employees, directors and officers of the Company or any of its Subsidiaries made in the ordinary course of business and consistent with past practices;

(ix) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors or Senior Management;

(x) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in the Offering Memorandum;

(xi) any transaction in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view;

(xii) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business, so long as any payment or transaction is not materially less favorable, taken as a whole, to the Company or any of its Restricted Subsidiaries in the good faith judgment of Senior Management as compared to a comparable payment or transaction between the Company or such Restricted Subsidiary and an unrelated Person; and

(xiii) any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date).

SECTION 4.13. Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that the Company shall not be obligated to offer to repurchase any Notes pursuant to this Section 4.13 to the extent that the Company has exercised its right to redeem Notes pursuant to the terms of Section 3.07; provided, further, that the Merger shall not constitute a Change of Control under this Indenture.

(b) Within 30 days following any Change of Control, the Company shall mail a notice (the “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes or portions of such Holder’s Notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a regular Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(iv) that any Note not tendered will continue to accrue interest pursuant to its terms;

(v) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and

(vi) the instructions determined by the Company, consistent with this Section 4.13, that a Holder must follow in order to have its Notes purchased or to cancel such order of purchase.

(c) Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Each Holder will be entitled to withdraw its election if the Company receives, not later than the third Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter from such Holder setting forth the name of such Holder, the principal amount of the Note or Notes which were delivered for purchase by such Holder and a statement that such Holder is withdrawing his election to have such Note or Notes purchased.

(d) On or before the Change of Control Payment Date, the Company shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the Holders so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. For the purposes of this Section 4.13, the Trustee shall act as Paying Agent.

(e) The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) If the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be paid to Holders who tender pursuant to the Change of Control Offer.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described in clause (i) of this Section 4.13 below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(h) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.13. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(i) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn pursuant to such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control and conditional upon such Change of Control if a definitive agreement is in place with respect to the event constituting the Change of Control at the time of the Change of Control Offer.

SECTION 4.14. Reserved.

SECTION 4.15. Limitation on Liens. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or such Restricted Subsidiary, including any Guarantee of such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

(b) Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction shall not require such equal and ratable security.

SECTION 4.16. Limitation on Issuance of Guarantees of Indebtedness. The Company shall not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary unless:

(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture (substantially in the form of Exhibit D hereto) to this Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary except that with respect to a guarantee of Indebtedness of the Company if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes;

(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 4.16 shall not become applicable to any Guarantee of any Restricted Subsidiary (x) that (a) existed at the time such Person became a Restricted Subsidiary of the Company and (b) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that Guarantees the payment of obligations of the Company or any Restricted Subsidiary for Indebtedness having a maturity of less than 365 days or Indebtedness Incurred under clause (b)(i) or (b)(ix) of Section 4.07 or Indebtedness that is secured by a Lien Incurred exclusively under clauses (1) or (18) of the definition of “Permitted Liens”; provided, further that such Indebtedness incurred under this clause (y) does not constitute Subordinated Indebtedness or is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act. Upon execution of such Subsidiary Guarantee, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes hereunder. The Company may in addition elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor.

SECTION 4.17. Limitation on Activities of Merger Sub Prior to the Merger. Notwithstanding anything else in this Indenture, prior to the consummation of the Merger:

(a) Merger Sub’s primary activities shall be limited to (i) issuing the Notes and the 2018 Notes, (ii) to the extent permitted hereunder, issuing Capital Stock to, and receiving capital contributions from, Holdings or any of its parent companies, (iii) performing its obligations in respect of the Notes and the 2018 Notes, this Indenture, the indenture governing the 2018 Notes, the Escrow Agreement and any ancillary documents relating to the issuance of the Notes and the 2018 Notes, (iv) granting Liens in favor of the Holders and holders of the 2018 Notes, (v) performing its obligations under the Merger Agreement, including consummating the Merger, (vi) redeeming the Notes, to the extent required under Article III hereof, and the 2018 Notes to the extent required under the indenture governing the 2018 Notes (vii) and conducting such other activities as are necessary or appropriate to carry out the activities described in this Section 4.17(a);

(b) Merger Sub shall not own, hold or otherwise have any interest in any assets other than (i) the Escrow Account and the Escrow Property, (ii) cash and Temporary Cash Investments, (iii) the Rabobank Letter of Credit and (iv) its rights under the Merger Agreement and other ancillary agreements entered into in connection therewith or otherwise related to the Transactions; and

(c) Merger Sub shall not:

(i) make any Restricted Payments except Investments deemed to exist by virtue of the Escrow Agreement;

(ii) Incur any Indebtedness except for the Notes issued hereunder and the 2018 Notes;

(iii) Incur any Liens except Liens in favor of the Trustee or the Escrow Agent for the benefit of the Holders and the holders of the 2018 Notes;

(iv) enter into any merger, consolidation or sale of all or substantially all of its assets;

(v) make any Asset Disposition except for the liquidation of the Escrow Property and the release of the amounts in the Escrow Account in accordance with the Terms of the Escrow Agreement; or

(vi) engage in any transactions with its Affiliates,

except in the case of each of the foregoing clauses (i)-(vi) of this Section 4.17(c), (A) to the extent permitted by and made in accordance with Section 4.17 or (B) in the ordinary course of business or necessary or advisable in connection with or to effectuate the Merger and the Transactions or to pay any fees or expenses (including fees and expenses of Holdings and Parent) relating to the Merger or the other Transactions.

SECTION 4.18. Covenant Compliance Prior to the Merger. (a) To the extent Smithfield or any Restricted Subsidiary of Smithfield has Incurred Indebtedness, made any Restricted Payments, consummated any Asset Sale or otherwise taken any action or engaged in any activities described under this Article IV during the period beginning on the Issue Date and ending on the date of the Merger, such actions and activities shall be treated and classified under the applicable covenants under this Indenture (including, but not limited to (i) the impact of such activity on the relevant baskets under the covenants and (ii) determining whether a Default or Event of Default would have occurred as a result of such activity) as if the covenants set forth herein had applied to each of Smithfield and the Restricted Subsidiaries of Smithfield during such period; provided that no such Default or Event of Default shall be deemed to have occurred if such Default or Event of Default no longer exists immediately following the consummation of the Merger.

(b) Notwithstanding anything to the contrary herein, for all purposes of this Indenture, each transaction or event constituting part of the Merger shall be deemed to have occurred and been effective on the Issue Date as if it had occurred simultaneously with the issuance of the Notes on the Issue Date.

SECTION 4.19. Escrow of Funds. (a) Concurrently with the execution and delivery of this Indenture the Company shall cause to be deposited in an escrow account maintained with the Escrow Agent the Escrow Funds.

(b) The Company agrees that (i) the terms of the Escrow Agreement shall exclusively control the conditions under which and procedures pursuant to which the Escrow Funds shall be released and (ii) it shall not attempt to have the Escrow Funds released from the Escrow Account except in accordance with the Escrow Agreement. In case of a conflict between the terms of this Indenture and the Escrow Agreement, the Escrow Agreement shall govern.

SECTION 4.20. Effectiveness of Covenants. The covenants described in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.16 will no longer be in effect upon the Company reaching Investment Grade Status.

SECTION 4.21. Corporate Existence. Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory) licenses and franchises of the Company and each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve any such existence (except that of the Company), right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 4.22. Payment of Taxes and Other Claims. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith by appropriate proceedings or where the failure to effect such payment or discharge would not reasonably be expected to be adverse in any material respect to the Holders.

ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01. When Company May Merge or Otherwise Dispose of Assets. (a) The Company shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Company, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;

(2) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of Section 4.07 or (y) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction;

(4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(b) For purposes of the foregoing Section 5.01(a), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Subsidiary Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c) The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

(d) Notwithstanding clauses (2) and (3) of Section 5.01(a): (i) any Non Guarantor Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

(e) Notwithstanding anything to the contrary herein, this Section 5.01 shall not apply to any transaction contemplated by the Merger Agreement.

SECTION 5.02. When a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets. (a) Subject to Section 10.06, the Company shall not permit any Subsidiary Guarantor, if any, to, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Subsidiary Guarantor, unless:

(A) the transaction is made in compliance with the covenant described in Section 4.11; or

(B) (1) the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Subsidiary Guarantor) shall expressly assume in writing all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s respective Subsidiary Guarantee and this Indenture;

(2) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (x) the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of Section 4.07 or (y) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such transaction;

(4) each other Subsidiary Guarantor shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Subsidiary Guarantee in respect of this Indenture and the Notes; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Subsidiary Guarantee, if applicable, comply with this Indenture.

(b) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Subsidiary Guarantor, which properties and assets if held by such Subsidiary Guarantor instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Subsidiary Guarantor.

(c) The Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture and the relevant Subsidiary Guarantee, but the predecessor Subsidiary Guarantor in the case of a lease of all or substantially all its assets will not be released from its obligation under its Subsidiary Guarantee (unless otherwise released in accordance with this Indenture).

(d) Notwithstanding (2) and (3) of paragraph (a) of this Section 5.02, any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Subsidiary Guarantor.

(e) Notwithstanding anything to the contrary herein, this Section 5.02 shall not apply to any transaction contemplated by the Merger Agreement.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. Each of the following shall be an Event of Default with respect to the Notes:

(1) a default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon redemption, required repurchase, upon declaration or otherwise;

(2) a default in any payment of interest on any Note when due, continued for 30 days;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article V of this Indenture;

(4) a default by the Company in the performance of or a breach by the Company of any other covenant or agreement in this Indenture or under the Notes and such default continues for a period of 60 consecutive days after receipt by the Company of notice thereof or breach by the Trustee or the Holders of 25% in aggregate principal amount of the Notes;

(5) the failure by any Subsidiary Guarantor that is a Significant Subsidiary (if any) to comply with its obligations under any Subsidiary Guarantee to which such Subsidiary Guarantor is a party, after any applicable grace period;

(6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent;

(7) the Company or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors; or

(E) takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary;

(D) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days;

(9) the rendering of any judgment or decree for the payment of money in excess of $50.0 million or its foreign currency equivalent in the aggregate for all such final judgments or orders against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged within ten days or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded; or

(10) the failure of any Subsidiary Guarantee by a Subsidiary Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Subsidiary Guarantor of its obligations under any Subsidiary Guarantee if such Default continues for 30 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. However, a Default under clause (4) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clause (4) after receipt of such notice.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company or a Significant Subsidiary) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate outstanding principal amount of the Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(6) shall be remedied or cured by the Company or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company or a Significant Subsidiary occurs and is continuing, the principal of, premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes may waive all past Defaults or Events of Default (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, other than the nonpayment of principal of, premium, if any, or interest on the Notes that has become due solely because of such acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 6.05. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2) the Holders of at least 25% in outstanding principal amount of the Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.06. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.07. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful).

SECTION 6.08. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.09. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.10. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.11. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel.

SECTION 6.12. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.12. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.13. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.06 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

SECTION 6.14. Control by Holders of Notes. The Holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.15. Notices of Default; Compliance Certificate. If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default within 90 days after it occurs unless the Default has been previously cured. In addition, except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice and a description of any event which would constitute a Default or Event of Default, their status and what action the Company is taking or proposes to take in respect thereof.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.14 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any Holder unless such Holder has offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder.

(j) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(k) The Trustee may request that the Company delivers an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. The Paying Agent or Registrar do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall send to Holders a notice of the Default within 90 days of the occurrence of such Default. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it in good faith determines that withholding the notice is in the interests of the Holders. The Trustee shall not be deemed to know of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office. The provisions of this Section 7.05 are subject to the provisions of Section 6.15.

SECTION 7.06. Reports by Trustee to Holders.

(a) Within 60 days after each August 1, beginning with August 1, 2014, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Section 313(a) of the TIA (but if no event described in Section 313(a) of the TIA has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Section 313(b)(2) of the TIA. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the TIA

(b) A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed and each stock exchange on which the Notes are listed, if any, in accordance with Section 313(d) of the TIA. The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.07. Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and Subsidiary Guarantors, if any, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees and expenses and taxes (other than taxes based upon the income of the Trustee)) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Subsidiary Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Company or any Subsidiary Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder except to the extent actually prejudiced thereby. The Issuer shall defend the claim, and the Trustee shall cooperate in the defense of such claim. The Trustee may have separate counsel if the Trustee shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the reasonable judgment of such counsel it is advisable for the Trustee to engage separate counsel, and the Company shall pay the reasonable and documented fees and expenses of any one such separate counsel (as well as such fees and expenses of one firm of local counsel in each jurisdiction in which the primary counsel is not admitted to practice and where local counsel is necessary or advisable). The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred as determined in a final judgment by a court of competent jurisdiction to have resulted from the Trustee’s own willful misconduct or negligence.

(c) The obligations of the Company and the Subsidiary Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Company in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) or (8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing not less than 30 days prior to the effective date of such removal. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction by any successor Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Sections 310(a) (1), (2) and (5) of the TIA. The Trustee is subject to Section 310(b) of the TIA.

SECTION 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated therein.

ARTICLE VIII

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Defeasance. (a) Subject to Sections 8.01(b) and 8.02, the Company at its option and at any time may terminate

(i) all the obligations of the Company and any Subsidiary Guarantor under the outstanding Notes and this Indenture (“legal defeasance option”); or

(ii) the obligations of the Company and any Subsidiary Guarantor under Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 5.01(a)(3) and 5.01(a)(5) and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Section 6.01(3) and 6.01(4) (“covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(4), 6.01(5), 6.01(6), 6.01(7) (but only with respect to a Significant Subsidiary), 6.01(8) (but only with respect to a Significant Subsidiary), 6.01(9) or 6.01(10), or because of the failure of the Company to comply with Section 5.01(a)(3), 5.01(a)(5), 5.02(a)(B)(3) or 5.02(a)(B)(5).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(b) Notwithstanding the provisions of Section 8.01(a), the Company’s obligations in Sections 2.02, 2.06, 2.07, 6.06, 6.07, 8.04, 8.05 and 8.07 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 6.06, 8.04 and 8.05 of this Indenture shall survive.

SECTION 8.02. Conditions to Defeasance. In order to exercise either legal defeasance option or covenant defeasance option with respect to a series of Notes:

(1) the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the Redemption Date, as the case may be;

(2) in the case of legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such covenant defeasance option had not occurred;

(4) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to this Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence);

(5) such legal defeasance option or covenant defeasance option shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default with respect to this Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence);

(6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate stating that all conditions precedent provided for or relating to the legal defeasance option or covenant defeasance option, as the case may be, have been complied with.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Company. (a) Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance option or covenant defeasance option, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.04(a).

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Deposited Money and Government Notes to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.04, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.02 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.02 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.02 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.02 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT AND WAIVERS

SECTION 9.01. Without Consent of Holders. The Company and the Trustee may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees issued hereunder without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with Article V of this Indenture in respect of the assumption by a Successor Company of an obligation of the Company or any Subsidiary Guarantor under this Indenture, the Notes and the Subsidiary Guarantees issued hereunder;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) to add Guarantees with respect to the Notes, to secure the Notes or to release a Subsidiary Guarantor in accordance with the applicable provisions of this Indenture;

(5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(6) to conform the text of this Indenture, any Subsidiary Guarantees or the Notes to the “Description of Notes” in the Offering Memorandum;

(7) to secure the Notes;

(8) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(9) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) to provide for or confirm the issuance of Additional Notes;

(11) to make any change that does not adversely affect the rights of any Holder; and

(12) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

SECTION 9.02. With Consent of Holders. The Company and the Trustee may amend or supplement this Indenture, the Notes and the Subsidiary Guarantees issued hereunder without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder affected, an amendment may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed in accordance with Article III;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) release any Subsidiary Guarantor, if any, from any of its obligations under its Subsidiary Guarantee with respect to the Notes or this Indenture, except in compliance with the terms hereof;

(8) modify the Subsidiary Guarantees in any manner, taken as a whole, materially adverse to the Holders;

(9) make any change in the amendment or waiver provisions which require the consent of each Holder; or

(10) directly or indirectly, make any change in the amendment or waiver provisions which affect the Company’s obligation to consummate a Change of Control Offer or waive any default in the performance of the Company’s obligations relating to such offer or modify any of the provisions of the definitions relating to such offer.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03. Revocation and Effects of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent, supplement or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder. An amendment, supplement or waiver made pursuant to Section 9.02 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

SECTION 9.04. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment, supplement or waiver until the Board of Directors approves it. In executing any amendment, supplement or waiver, the Trustee shall be provided with and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.02, an Officer’s Certificate and an Opinion of Counsel, each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and such Opinion of Counsel shall state that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

SECTION 9.06. Payment for Consent. Neither the Company nor any of its Restricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that are QIBs and that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantee.

Subject to this Article X, each of the Subsidiary Guarantors, if any, hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, interest, premium, if any, on the Notes, subject to any applicable grace period, shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated

maturity, by acceleration or otherwise. Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor, if any, agrees that this is a guarantee of payment and not a guarantee of collection.

Each Subsidiary Guarantor, if any, hereby agrees that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Company hereunder and under the Notes). Each Subsidiary Guarantor, if any, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Subsidiary Guarantor, if any, also agrees to pay any and all costs and expenses (including reasonable attorneys’ and agents’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, if any, any amount paid either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Subsidiary Guarantor, if any, agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors, if any, shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Each Subsidiary Guarantee, if any, shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Subsidiary Guarantee issued by any Subsidiary Guarantor shall be a general unsecured (unless the Notes are secured pursuant to Section 4.15) obligation of such Subsidiary Guarantor and shall rank equally in right of payment to all existing and future senior Indebtedness of such Subsidiary Guarantor.

Each payment to be made by a Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

Each Subsidiary Guarantor, if any, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors, if any, hereby irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article X, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

Each Subsidiary Guarantor hereby agrees that its execution and delivery of a supplemental indenture substantially in the form of Exhibit D hereto, executed on behalf of such Subsidiary Guarantor by an officer thereof in accordance with Section 4.16 shall evidence its

Subsidiary Guarantee set forth in Section 10.01 without the need for any further notation on the Notes. Upon the execution and delivery of the supplemental indenture, the Subsidiary Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Subsidiary Guarantors.

Each of the Subsidiary Guarantors hereby agrees that its Subsidiary Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of any Subsidiary Guarantors.

SECTION 10.04. Subrogation.

Each Subsidiary Guarantor, if any, shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Each Subsidiary Guarantor, if any, acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Subsidiary Guarantees.

A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon (a) either:

(1) any sale, exchange or transfer (whether by way of merger, consolidation or otherwise) in accordance with the terms of Section 4.11, to any Person that is not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the terms of this Indenture);

(2) the release or discharge of the guarantee, which resulted in the obligations to guarantee the Notes pursuant to Section 4.17 except a discharge or release as a result of payment under such guarantee;

(3) the Company exercising its legal defeasance option in accordance with Section 8.01 hereof or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; or

(4) such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company in accordance with the terms of this Indenture by the Board of Directors; and

(b) The Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and will cease to be of further effect as to all Notes, when:

(1) either (a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the applicable Trustee for cancellation; or (b) all Notes not theretofore delivered to the applicable Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor have irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the applicable Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, upon its request for written acknowledgement of satisfaction and discharge, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(1), the provisions of Section 11.02 and Section 8.04 shall survive such satisfaction and discharge.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.04, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Notices.

Any notice or communication by the Company or any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), electronic delivery (in PDF format), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Subsidiary Guarantor:

Sun Merger Sub, Inc.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor

International Commerce Centre

1 Austin Road West

Kowloon, Hong Kong

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Timothy P. Dykstra, Vice President and Corporate Treasurer

Fax: (757) 365-3070

with copies to:

Paul Hastings LLP

75 East 55th Street, 1st Fl.

New York, NY 10022

Attention: Michael Chernick, Esq.

Fax: (212) 230-7639

If to the Trustee:

U.S. Bank National Association

Global Corporate Trust Services

Two Midtown Plaza

1349 West Peachtree Street, NW, Suite 1050

Atlanta, GA 30309

Attention: Jack Ellerin

Fax: 404-898-2467

The Company, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: as of the date so delivered if delivered electronically, in PDF format; at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail (or with respect to Sun Merger Sub, Inc., international air courier), postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be sent electronically, mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon facsimile or electronically sent (in PDF format) transmission of written instructions or directions pursuant to this Indenture given by the Company, provided, however that: (i) if requested, the Company, subsequent to such facsimile transmission of written instructions or directions, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (ii) such originally executed instructions or directions shall be signed by an Officer of the Company.

If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

SECTION 12.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate, certificates of public officials or reports or opinions of experts.

SECTION 12.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.05. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or the Subsidiary Guarantors, if any, as such, shall have any liability for any obligations of the Company under the Notes, this Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SECTION 12.06. Governing Law. THIS INDENTURE AND THE NOTES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.07. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.08. Appointment of Note Registrar and Paying Agent. The Trustee will initially act as Paying Agent and Note Registrar. The Company may change the Paying Agent or Note Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Note Registrar.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. Successors.

All agreements of the Company in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor, if any, in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

SECTION 12.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture which, when taken together, shall constitute one instrument. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.13. Table of Contents; Headings. The table of contents, cross reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14. U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

U.S. Bank National Association, as Trustee

By:	/s/ Jack Ellerin
Name: Jack Ellerin
Title: Vice President

[Constellation – Signature Page to 2021 Indenture]

SUN MERGER SUB, INC.

By:	/s/ Yang Zhijun
Name: Yang Zhijun
Title: Vice President

[Constellation – Signature Page to 2021 Indenture]

EXHIBIT A

FORM OF NOTE

A-1

EXHIBIT A-1

[Face of Note]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

A-1-1

CUSIP [86680W AB1] [U86598 AB2]

ISIN [US86680WAB19] [USU86598AB23]

[RULE 144A] [REGULATION S] GLOBAL NOTE

5.875% Senior Notes due 2021

No.	$[•]

SUN MERGER SUB, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto in United States Dollars on August 1, 2021.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

A-1-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

SUN MERGER SUB, INC.

By:
Name:
Title:

A-1-3

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

A-1-4

[Reverse of Note]

5.875% Senior Notes due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Sun Merger Sub, Inc., a Virginia corporation (the “Company”) promises to pay interest on the principal amount of this Note at 5.875% per annum from July 31, 2013 until maturity. The Company will pay interest, semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [February 1, 2014]1. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal and premium, if any, and interest, if any, at a rate that is 2% higher than the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of July 31, 2013 (the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of Notes of the Company designated as its 5.875% Senior Notes due 2021. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[1]	With respect to Initial Notes issued on the Issue Date.

A-1-5

5. OPTIONAL REDEMPTION.

(a) On or after August 1, 2016, the Company may redeem all or any portion of the Notes at the redemption prices (expressed as a percentage of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to the applicable Redemption Date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Redemption Price
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

(b) At any time prior to August 1, 2016, the Company may redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 105.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the applicable date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) At any time prior to August 1, 2016, the Notes may be redeemed by the Company, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(d) If less than all of the Notes are to be redeemed, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Definitive Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(e) In addition to the Company’s rights to redeem the Notes as set forth above, the Company may purchase Notes in open-market transactions, tender offers or otherwise invest such net proceeds in any manner that is not prohibited by the Indenture.

A-1-6

6. SPECIAL MANDATORY REDEMPTION. Pursuant to an escrow agreement (the “Escrow Agreement”) dated July 31, 2013, between the Company, the Trustee and the Escrow Agent, the gross proceeds of the offering of the Notes and the remaining Escrow Funds were funded directly into an escrow account (the “Escrow Account”). Funds held in the Escrow Account will be released in accordance with the conditions set forth in the Escrow Agreement to fund the Merger consideration or the Special Mandatory Redemption. If either the Merger Agreement is terminated or the Merger has not been consummated on or prior to the date that is three Business Days prior to the Redemption Deadline, the Company will cause a notice of a Special Mandatory Redemption to be mailed, or sent to The Depository Trust Company in accordance with its procedure applicable to Global Notes, no later than the Business Day after the date of such termination or three Business Days prior to the Redemption Deadline in the event the Merger has not yet been consummated and the Notes will be redeemed no later than three Business Days following the date of such notice. In the event that a Special Mandatory Redemption notice is provided because the Merger has not been consummated by the date that is three Business Days prior to December 6, 2013 (the “Redemption Deadline”), such notice will be revocable by the Company until 1:00 p.m. (Eastern time) on the Redemption Deadline upon consummation of the Merger and notice to the Trustee and Escrow Agent. If the revocation notice is not received by 1:00 p.m. (Eastern time) on the Redemption Deadline, then the Escrow Agent, pursuant to the Escrow Agreement, shall, without the requirement of notice to or action by the Company, or any other person, promptly release the Escrowed Funds to the Trustee to redeem the Notes on the Redemption Deadline, at 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date (which date will, in any event, not be later than the Redemption Deadline) (the “Special Mandatory Redemption”). Following the making of such Special Mandatory Redemption, any funds that remain in the Escrow Account shall, pursuant to the Escrow Agreement, be disbursed to the Company.

7. MANDATORY REDEMPTION. Other than as set forth in the immediately preceding paragraph, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

8. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Articles VIII or XI of the Indenture.

9. OFFERS TO REPURCHASE.

(a) If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or any part (in integral multiples of $1,000 except that no purchase will be permitted that would result in a Note having a remaining principal amount of less than $2,000) of such Holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the rights of Holders of record on relevant Record Dates to receive interest due on an Interest Payment Date). The Change of Control Offer shall be made in accordance with Section 4.13 of the Indenture.

A-1-7

(b) Under certain circumstances described in the Indenture, the Company will be required to apply the proceeds of Asset Disposition to the repayment of the Notes and Pari Passu Indebtedness. The offer shall be made in accordance with Section 4.11 of the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than as specified in Section 6.01(7) or 6.01(8) of the Indenture with respect to the Company or a Significant Subsidiary) shall occur and be continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default as specified in Section 6.01(7) or 6.01(8), with respect to the Company or a Significant Subsidiary occurs and is continuing, then all the Notes shall automatically become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.

A-1-8

14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP/ISIN NUMBERS.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following addresses:

MERGER SUB, INC.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Timothy P. Dykstra, Vice President and Corporate Treasurer

Fax: (757) 365-3070

with a copy to Paul Hastings LLP

Park Avenue Tower, 75 East 55th Street, First Floor

New York, New York 10022

Attention: Michael Chernick, Esq.

A-1-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.11                  ☐ Section 4.13

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[•]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Registrar

*	This schedule should be included only if the Note is issued in global form.

A-1-12

EXHIBIT A-2

[Face of Regulation S Temporary Note]

[Insert Regulation S Temporary Global Note Legend]

[Insert the Global Note Legend]

[Insert the Private Placement Legend]

A-2-1

CUSIP U86598 AB2

ISIN USU86598AB23

TEMPORARY REGULATION S GLOBAL NOTE

5.875% Senior Notes due 2021

No.	$	[	•]

SUN MERGER SUB, INC.

promises to pay to CEDE & CO. or registered assigns, the principal sum of [•] United States Dollars on August 1, 2021.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

A-2-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

SUN MERGER SUB, INC.

By:
Name:
Title:

A-2-3

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

A-2-4

[Reverse of Note]

5.875% Senior Notes due 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Sun Merger Sub, Inc., a Virginia corporation (the “Company”) promises to pay interest on the principal amount of this Note at 5.875% per annum from July 31, 2013 until maturity. The Company will pay interest, semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [February 1, 2014]2. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal and premium, if any, and interest, if any, at a rate that is 2% higher than the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes to the Persons who are registered Holders at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the Notes under an Indenture, dated as of July 31, 2013 (the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of Notes of the Company designated as its 5.875% Senior Notes due 2021. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[2]	With respect to Initial Notes issued on the Issue Date.

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5. OPTIONAL REDEMPTION.

(a) On or after August 1, 2016, the Company may redeem all or any portion of the Notes at the redemption prices (expressed as a percentage of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to the applicable Redemption Date, if redeemed during the twelve-month period beginning on August 1 of each of the years indicated below:

Year	Redemption Price
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

(b) At any time prior to August 1, 2016, the Company may redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 105.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including the applicable date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the Net Cash Proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(c) At any time prior to August 1, 2016, the Notes may be redeemed by the Company, in whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(d) If less than all of the Notes are to be redeemed, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Definitive Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(e) In addition to the Company’s rights to redeem the Notes as set forth above, the Company may purchase Notes in open-market transactions, tender offers or otherwise invest such net proceeds in any manner that is not prohibited by the Indenture.

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6. SPECIAL MANDATORY REDEMPTION. Pursuant to an escrow agreement (the “Escrow Agreement”) dated July 31, 2013, between the Company, the Trustee and the Escrow Agent, the gross proceeds of the offering of the Notes and the remaining Escrow Funds were funded directly into an escrow account (the “Escrow Account”). Funds held in the Escrow Account will be released in accordance with the conditions set forth in the Escrow Agreement to fund the Merger consideration or the Special Mandatory Redemption. If either the Merger Agreement is terminated or the Merger has not been consummated on or prior to the date that is three Business Days prior to the Redemption Deadline, the Company will cause a notice of a Special Mandatory Redemption to be mailed, or sent to The Depository Trust Company in accordance with its procedure applicable to Global Notes, no later than the Business Day after the date of such termination or three Business Days prior to the Redemption Deadline in the event the Merger has not yet been consummated and the Notes will be redeemed no later than three Business Days following the date of such notice. In the event that a Special Mandatory Redemption notice is provided because the Merger has not been consummated by the date that is three Business Days prior to December 6, 2013 (the “Redemption Deadline”), such notice will be revocable by the Company until 1:00 p.m. (Eastern time) on the Redemption Deadline upon consummation of the Merger and notice to the Trustee and Escrow Agent. If the revocation notice is not received by 1:00 p.m. (Eastern time) on the Redemption Deadline, then the Escrow Agent, pursuant to the Escrow Agreement, shall, without the requirement of notice to or action by the Company, or any other person, promptly release the Escrowed Funds to the Trustee to redeem the Notes on the Redemption Deadline, at 100.0% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the Redemption Date (which date will, in any event, not be later than the Redemption Deadline) (the “Special Mandatory Redemption”). Following the making of such Special Mandatory Redemption, any funds that remain in the Escrow Account shall, pursuant to the Escrow Agreement, be disbursed to the Company.

7. MANDATORY REDEMPTION. Other than as set forth in the immediately preceding paragraph, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

8. NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder to be redeemed at such Holder’s registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Articles VIII or XI of the Indenture.

9. OFFERS TO REPURCHASE.

(a) If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or any part (in integral multiples of $1,000 except that no purchase will be permitted that would result in a Note having a remaining principal amount of less than $2,000) of such Holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the rights of Holders of record on relevant Record Dates to receive interest due on an Interest Payment Date). The Change of Control Offer shall be made in accordance with Section 4.13 of the Indenture.

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(b) Under certain circumstances described in the Indenture, the Company will be required to apply the proceeds of Asset Disposition to the repayment of the Notes and Pari Passu Indebtedness. The offer shall be made in accordance with Section 4.11 of the Indenture.

10. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Notes or portion of Notes selected for redemption, except for the unredeemed portion of any Notes being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

12. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

13. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than as specified in Section 6.01(7) or 6.01(8) of the Indenture with respect to the Company or a Significant Subsidiary) shall occur and be continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default as specified in Section 6.01(7) or 6.01(8), with respect to the Company or a Significant Subsidiary occurs and is continuing, then all the Notes shall automatically become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.

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14. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP/ISIN NUMBERS.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP/ISIN numbers to be printed on the Notes and the Trustee may use CUSIP/ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following addresses:

MERGER SUB, INC.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Timothy P. Dykstra, Vice President and Corporate Treasurer

Fax: (757) 365-3070

with a copy to Paul Hastings LLP

Park Avenue Tower, 75 East 55th Street, First Floor

New York, New York 10022

Attention: Michael Chernick, Esq.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.13 of the Indenture, check the appropriate box below:

☐  Section 4.11        ☐  Section 4.13

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.11 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE*

The initial outstanding principal amount of this Regulation S Temporary Global Note is $[•]. The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Regulation S Temporary Global Note or for a Definitive Note, or exchanges of a part of another Regulation S Temporary Global or Definitive Note for an interest in this Regulation S Temporary Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Regulation S Temporary Global Note	Amount of increase in Principal Amount of this Regulation S Temporary Global Note	Principal Amount of this Regulation S Temporary Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Registrar

*	This schedule should be included only if the Note is issued in global form.

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

SUN MERGER SUB, INC.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Timothy P. Dykstra, Vice President and Corporate Treasurer

Fax: (757) 365-3070

with a copy to Paul Hastings LLP

Park Avenue Tower, 75 East 55th Street, First Floor

New York, New York 10022

U.S. Bank National Association

Global Corporate Trust Services

Two Midtown Plaza

1349 West Peachtree Street, NW,

Suite 1050

Atlanta, GA 30309

ATTN: Jack Ellerin

Re: 5.875% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of July 31, 2013 (the “Indenture”), between Sun Merger Sub, Inc. and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to              (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.  ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S TEMPORARY GLOBAL NOTE, THE REGULATION S PERMANENT GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Temporary Global Note, the Regulation S Permanent Global Note and/or the Restricted Definitive Note Indenture and the Securities Act.

3.  ☐  CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)  ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)  ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d)  ☐  such Transfer is being effected pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904 and the Transfer complies with the applicable transfer restrictions and the requirements of the exemption claimed, which certification is supported by an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.

4.  ☐  CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)  ☐  CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 to a Person who is not an affiliate (as defined in Rule 144) of the Company under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐  CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act to a Person who is not an affiliate (as defined in Rule 144) of the Company and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐  CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 to a Person who is not an affiliate (as defined in Rule 144) of the Company and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5.   ☐  CHECK IF TRANSFEROR IS AN AFFILIATE OF THE COMPANY.

6.  ☐  CHECK IF TRANSFEREE IS AN AFFILIATE OF THE COMPANY.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 86680W AB1), or

(ii)	☐ Regulation S Global Note (CUSIP U86598 AB2), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 86689W AB1), or

(ii)	☐ Regulation S Global Note (CUSIP U86598 AB2), or

(iii)	☐ Unrestricted Global Note (CUSIP [ ]), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

SUN MERGER SUB, INC.

c/o Shuanghui International Holdings Limited

Room 7602B-7604A, 76 Floor, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

Attention: Timothy P. Dykstra, Vice President and Corporate Treasurer

Fax: (757) 365-3070

with a copy to Paul Hastings LLP

Park Avenue Tower, 75 East 55th Street, First Floor

New York, New York 10022

U.S. Bank National Association

Global Corporate Trust Services

Two Midtown Plaza

1349 West Peachtree Street, NW,

Suite 1050

Atlanta, GA 30309

ATTN: Jack Ellerin

Re: 5.875% Senior Notes due 2021

Reference is hereby made to the Indenture, dated as of July 31, 2013 (the “Indenture”), between Sun Merger Sub, Inc. and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

b)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

c)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

d)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act, (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States and (v) the Owner is not an affiliate (as defined in Rule 144) of the Company.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)  ☐  CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)  ☐  CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

3)   ☐  CHECK IF OWNER IS AN AFFILIATE OF THE COMPANY.

4)  ☐  CHECK IF OWNER IS EXCHANGING THIS NOTE IN CONNECTION WITH AN EXPECTED TRANSFER TO AN AFFILIATE OF THE COMPANY.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated                     .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , among              (the “Guaranteeing Subsidiary”), a subsidiary of [Sun Merger Sub, Inc.][Smithfield Foods, Inc.], a Virginia corporation (the “Company”) and U.S. Bank National Association, a national banking association organized and existing under the bank of the United States of America, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, [Sun Merger Sub, Inc.] has heretofore executed and delivered to the Trustee an indenture (as supplemented, the “Indenture”), dated as of July 31, 2013, providing for the issuance of an unlimited aggregate principal amount of 5.875% Senior Notes due 2021 (the “Notes”);

[WHEREAS, pursuant to a supplemental indenture dated [•], Smithfield Foods, Inc. (“Smithfield”) assumed all of the obligations of Sun Merger Sub, Inc. under the Notes and the Indenture;]

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

(3) Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Subsidiary Guarantors, if any, to Guarantee to each Holder and the Trustee the obligations of the Company under the Notes and the Indenture pursuant to Article X of the Indenture.

(4) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company (including the Guaranteeing Subsidiary) under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

(5) Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture to the Guaranteeing Subsidiary, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

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(6) Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

(7) Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(8) Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

(9) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

(10) Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(11) Headings. The headings of the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[SUN MERGER SUB, INC.] [SMITHFIELD FOODS, INC.]

By:
Name:
Title:

[INSERT OTHER SUBSIDIARY GUARANTORS]

By:
Name:
Title:

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